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                                                                  EXHIBIT 10.41

    [COVAD LOGO]  4250 Burton Street Santa Clara, CA 95054   T 408.987.1000
                     www.covad.com                           F 408.987.1680


May 29, 2001

Mr. Charlie Hoffman

Dear Charlie,

Covad's Board of Directors (the "Board"), and the management team, have been impressed by our discussions with you and your visit here. We believe you are exactly the type of individual we are looking for to lead Covad Communications Group, Inc. ("Covad" or the "Company") to the next level. I am very pleased to extend to you this offer to join Covad on the terms described below.

We would like you to join Covad as a full time employee in the role of President and Chief Executive Officer, reporting to the Board and starting as close to June 15, 2001 as possible. You will also be elected a member of Covad's Board at the next scheduled board meeting after you commence employment with the Company. Your monthly salary will be forty one thousand six hundred sixty seven dollars ($41,667).

You will also receive a signing bonus of one hundred thousand dollars ($100,000), which will be paid within two weeks following commencement of your employment with the Company. Additionally, the company will pay for reasonable and actual moving expenses for you from your Toronto condominium to California including broker commission, closing costs and the transportation of your personal belongings and up to two automobiles. You will be required to return the bonus and moving expense payment if you resign, or are terminated for Cause (as defined below) less than twelve (12) months after you commence employment with the Company.

In addition, you will be offered an option to purchase two million five hundred thousand (2,500,000) shares of Covad's Common Stock at its closing price on the day of the first Board meeting following the commencement of your employment with the Company. This stock will vest in accordance with Covad's standard vesting schedule (six forty eighth's of the shares vested on your six-month anniversary with the Company and one forty eighth per month for the next forty-two months). Stock options granted under the Company's stock option plan are also subject to acceleration in certain events following a change of control.

Also, as we discussed, you will participate in an annual bonus program that will pay a cash bonus based on your performance as measured by the objectives you and the Board of Directors will set for the senior management of the Company. At 100% performance to objectives the bonus for this year will be seventy five percent (75%) of your base salary. The bonus will vary from this amount depending on your actual performance to the objectives as determined by the Board and will be prorated from your hiring date for the remaining months of the year. If you achieve your annual objectives and remain employed by the Company, the bonus is payable in the first calendar quarter of the following year.

In the event that you are asked to leave the Company other than for Cause, the company will continue your base salary for an additional one year from your termination date, provided that you do not become employed by a company directly competing with Covad. For purposes of this offer, Cause is defined to mean (i) conviction of, or plea of no lo contendere to, a felony; (ii) habitual neglect of your duties (other than on account of disability) which habitual neglect materially adversely affects the performance of your duties and continues for thirty (30) days following your receipt of notice from the Board which specifically identifies the nature of the habitual neglect and the duties that are materially adversely affected and states that, if not cured, such habitual neglect constitutes grounds for termination; or (iii) the engaging by you in serious misconduct to the extent that, in the reasonable judgment of the Board, your credibility and reputation no longer conform to the standard of the Company's executives.

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As with all employees, you will be responsible for paying all applicable taxes related to your employment with Covad including income and other taxes on your salary and bonus, capital gains taxes on Covad stock and stock options and any income or excise taxes that apply to severance or change of control payments that may be made to you. The Company will pay for the one-time consulting services of a compensation attorney for you to use to review this offer and its tax implications. Additionally, the company will pay for your personal tax preparation for the tax year 2001.

At Covad Communications, benefits are also an important part of our total compensation. Covad provided benefits include: comprehensive health coverage under either an HMO, PPO or POS option, dental coverage, vision care, a tax-advantaged 401(k) plan, a flexible spending plan account, disability insurance, group life insurance and three weeks of paid vacation/sick leave per year. As a Covad employee you will be eligible to participate in these benefit programs starting on the first day of your employment with the Company. Covad's health benefits can also be extended to cover your wife and your dependent children.

I know that this is a highly competitive hiring environment, especially for successful individuals such as you. You can find jobs that offer higher salaries, or more stock. I would ask you to consider carefully the combination Covad can offer:

         -  Highly competitive cash compensation and benefits with
         -  Significant company stock ownership levels at
         -  An extremely attractive stock price in
         -  A leader in a whole new communications industry
         -  Where you can be the CEO and a key driver of our success

Charlie, our offer to you is contingent on the completion of several requirements:

1) We will ask you to sign Covad's Employee Confidentiality and Inventions Agreement which, among other things, obligates you not to reveal any Covad confidential information, not to bring with you to Covad any non-public, proprietary information of your previous employer or any other party, not to disclose such information to Covad, and to continue to honor any existing confidentiality obligations you have to your previous employer or any other company. It also assigns Covad any rights you may have in work related inventions you may develop while at Covad.

2) In accordance with our standard policy for all employees, we will ask you to complete a drug screening.

We ask you to sign and return this offer by June 5, 2001 acknowledging the employment terms contained here, including our mutual understanding that these terms constitute your entire compensation package, that your employment is "at will" and not subject to any employment agreement, that you will devote your full time to Covad and that you will not engage in any other employment or contracting without the prior written consent of Covad.

Charlie, I believe that you can be a tremendous asset to Covad and look forward to welcoming you on board. If you have any questions about this offer, feel free to call me at work on (408) 987-1720 or on my cellular phone at
(650) 619-6700.

Sincerely,                                        Agreed and Accepted

/s/ Charles J. McMinn
                                                  /s/ Charlie Hoffman
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                                                       30 May 2001

Charles J. McMinn                                 Charlie Hoffman
Chairman of the Board
Covad Communications Group, Inc.                  Date: 30 May 2001
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